Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-41306 and 333-41308), Form S-4 (No. 333-71460 and 333-46730), and on Form S-8 (No. 333-69236, 333-46734, and 333-82245) of SBA Communications Corporation and in the related Prospectuses of our report dated March 5, 2004, with respect to the consolidated financial statements of SBA Communications Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2003.

/s/ Ernst & Young LLP

West Palm Beach, Florida

March 11, 2004